UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: July 6, 2015

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On June 30, 2015, EnteroMedics Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Canaccord Genuity Inc., on behalf of itself and as representative of the underwriters named therein (the “Underwriters”) relating to the public offering (the “Offering”) of $35.0 million in units (the “Units”) consisting of an aggregate of 40,229,886 Units, with each Unit consisting of (A)(i) one share (each, a “Share”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) or (ii) one pre-funded Series C warrant to purchase one share of Common Stock at an exercise price equal to $0.87 per share (each a “Series C Warrant”); (B) one-half of a Series A warrant to purchase one share of Common Stock at an exercise price equal to $1.00 per share (each, a “Series A Warrant”); and (C) one-half of a Series B warrant to purchase one share of Common Stock at an exercise price equal to $1.09 per share (each, a “Series B Warrant”).

The Underwriting Agreement was terminated on July 6, 2015 by those underwriters party thereto prior to closing, after the Company was informed by the Nasdaq Capital Market that it was not willing to approve the transaction pursuant to its original terms. As a result of the termination of the Underwriting Agreement, no Shares and no Series A Warrants, Series B Warrants or Series C Warrants were issued. A copy of the press release issued by the Company on July 6, 2015 announcing the termination of the Underwriting Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On July 6, 2015, the Company issued a press release announcing a revised offering of units consisting of shares of its common stock and warrants. A copy of this press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated July 6, 2015 announcing the termination of the underwriting agreement

99.2	Press Release dated July 6, 2015 announcing an offering of units

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Chief Financial Officer and Chief Operating Officer

Date: July 6, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 6, 2015 announcing the termination of the underwriting agreement

99.2	Press Release dated July 6, 2015 announcing an offering of units